ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of September 16, 2013 by and between STERLING SEAL & SUPPLY, INC., a New Jersey corporation with an address at 1105 Green Grove Road, Neptune, New Jersey 07753 (“Buyer”), SUPERIOR SEALS & SERVICE, INC., a North Carolina corporation with an address at 1200-A Corporation Drive, High Point, North Carolina 27263 (“Seller”), Edward R. Tracy (“E. Tracy”), an individual residing at 313 Skeet Club Road, High Point, North Carolina 27265 and Sue D. Tracy, an individual residing at 313 Skeet Club Road, High Point, North Carolina 27265 (“S. Tracy” and collectively, with E. Tracy, the “Principal Shareholders”). Buyer, Seller and Principal Shareholders shall individually be referred to at times as a “Party” or together as the “Parties,” and this Asset Purchase Agreement shall hereinafter at times be referred to as this “Agreement.”

WHEREAS, Seller manufactures and distributes fluid sealing products (the “Business”) at a facility located at 1200-A Corporation Drive, High Point, North Carolina 27263 (the “Business Premises”); and

WHEREAS, the Principal Shareholders own all of the outstanding shares of Seller; and

WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of the assets of Seller used in connection with the Business; and

NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements contained herein, the Parties hereto hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

1.01	Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller the following assets of the Business (the “Purchased Assets”):

(a)	Inventory. All of the Seller’s inventory as of the Closing Date, including inventory that has been ordered and shipped prior to the Closing Date (the “Inventory”);

(b)	Property and Equipment. The Seller’s machinery, equipment, supplies, office furniture, copiers, fax machines, telephone systems, computers and computer software, [vehicles], fixtures and other tangible property, but excluding the Excluded Assets (as defined below);

(c)	Accounts Receivable. All of Seller’s accounts receivable and rights to payments;

(d)	Trade Name. All of Seller’s right, title and interest in and to its trade name, “Superior Seals & Service” under which the Business is being conducted by Seller;

(e)	Contracts and Customers. All customer contracts, customer lists, customer files and records held by the Seller;

(f)	Sales Materials. All promotional materials used by the Seller including but not limited to brochures, pamphlets and other advertising materials used by the Seller for marketing purposes;

(g)	Phone Number, etc. The telephone number, fax number, website and any web domain names used by the Seller;

(h)	Equipment/Telephone System Leases. All rights of Seller under the equipment and telephone leases identified on Schedule 1.01(h) hereto;

(i)	Business Premises Lease. All rights of Seller under the lease for Business Premises;

(j)	Books and Records. All books and records of Seller, including (i) vendor lists, supplier lists and other files, documents and records related to the Business (including credit information), (ii) business and marketing plans and (iii) payroll, maintenance and asset history records, ledgers and books of original entry;

(k)	Intellectual Property. All intellectual property rights of Seller, including, without limitation (i) all computer software, data files, data bases, source and object codes, user interfaces, manuals and other specifications, and documentation and all know-how related thereto and (ii) all licenses, sublicenses, assignments in respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interest therein;

(l)	Governmental Permits. All government permits, authorizations, licenses, orders, registrations, certificates, approvals, consents and franchises of Seller, in each case to the extent transferable;

(m)	Claims and Deposits. All claims, deposits and prepayments of Seller;

(n)	Warranties. All warranty rights and causes of actions with respect to the Purchased Assets and against all suppliers and vendors of the Business;

(o)	Goodwill. All goodwill and going concern value of the Seller and the Business; and

(p)	Other Assets. All other assets, properties, claims, rights and interests of the Seller existing as of the Closing (as defined below), of every kind and nature and description, whether tangible or intangible, real, personal or mixed, that are used in connection with the operation of the Business (except the Excluded Assets).

1.02	Purchase Price. The purchase price (“Purchase Price”) for the Purchased Assets (as hereinafter defined), shall be comprised of (a) Sixty-Two Thousand and 00/100 ($62,000.00) Dollars in cash (the “Cash Payment”) plus (b) Two Hundred Thousand (200.000) shares of the Common Stock of Sterling Consolidated Corp. (the “Stock Payment”).

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1.03	Excluded Assets. Notwithstanding anything to the contrary set forth above, the Purchased Assets shall not include (a) cash, cash equivalents or investments, or (b) Seller’s rights under this Agreement.

1.04	Assumption of Certain Liabilities. At the Closing (as defined below), Buyer shall assume the following obligations and liabilities (the “Assumed Liabilities”):

(a)	The written obligations of Seller under the equipment leases (including the telephone system lease) identified on Schedule 1.01(h) hereto which are to be performed or discharged, under the terms of such equipment leases, on or after the Closing, but as to any payment obligation, only to the extent it pertains to periods after the Closing.

(b)	The written obligations of Seller under the lease for the Business Premises which are to be performed or discharged under the terms of such lease on or after the Closing, but as to any payment obligation, only to the extent it pertains to periods after the Closing.

(c)	The accounts payable identified on Schedule 1.04(c) hereto.

1.05	Closing. Subject to the conditions set forth in this Agreement, the purchase and sale of the Purchased Assets pursuant to this Agreement (the “Closing”) shall take place at Buyer’s legal representative’s office contemporaneous with the execution of this Agreement. The date on which the Closing is to occur is hereinafter referred to as the “Closing Date.” The Buyer shall be entitled to collect any receivables arising from sales of the Business occurring on the Closing date.

1.06	Non-Assumption Liabilities. Except only as provided in Section 1.04, Buyer is not assuming and it shall not be held responsible for any liabilities of Seller, of any kind or nature which have accrued or arise out of actions occurring prior to the Closing including without limitation, accounts payable, notes payable, taxes payable, judgments, awards, warranty claims, lease obligations accrued prior to Closing, salaries, wages, severance or separation pay or vacation, profit sharing, retirement, pension, bonus or other employee benefits relating to Seller’s employees or any liabilities or obligations arising out of the operation of the Business prior to Closing.

1.07	Allocation of Consideration. The consideration for the Purchased Assets shall be allocated as set forth on Schedule 1.07. The Parties hereto covenant and agree with each other that this allocation was arrived at by arm’s length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.07 without the express written consent of the other parties to this Agreement.

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1.08	Prorations and Utilities. To the extent not otherwise accounted for or prorated under this Agreement, Buyer and Seller shall pro-rate (as of the Closing Date), to the extent applicable to the Purchased Assets, all real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate and utility charges. If accurate allocations as to such matters cannot be made at the Closing because current bills are not obtainable, the Parties shall allocate such income or expense at the Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable item of income or expense.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.01	Seller and Shareholder Representations. Seller and Principal Shareholders jointly and severally represent and warrant to Buyer that:

(a)	Seller’s Authority. Approvals and Consents. Seller is a corporation duly organized and validly existing under the laws of the State of North Carolina, and is duly qualified and licensed to do business and in good standing in such jurisdiction. Seller has full power and authority to own, or, as applicable, lease the Purchased Assets and to carry on the business in which it is engaged. Seller and the Principal Shareholders hereby represent and warrant to Buyer that it and he and she have the power, capacity and authority to enter into this Agreement, consummate the transactions contemplated herein and perform their obligations contemplated herein. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Seller and each of the Principal Shareholders, enforceable against Seller and each of the Principal Shareholders in accordance with its terms. The execution, delivery and performance of this Agreement by Seller and the Principal Shareholders and the consummation of the transactions contemplated hereby do not and will not conflict with any agreement to which Seller or either Principal Shareholder is a party. All requisite authorizations for the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors and Principal Shareholders of Seller, and no other corporate acts or proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b)	No Consents Required. No consent of any other party is needed to enable Seller or the Principal Shareholders to consummate the transactions contemplated under this Agreement, including any consent under any agreement, note, mortgage, lease or other contract.

(c)	General Warranty of Title; Condition of Assets. Seller has good and marketable title to all of the Purchased Assets being transferred under this Agreement. The Purchased Assets are, and at the Closing Date and upon the consummation of this Agreement shall be, free and clear of all liens, encumbrances and restrictions of any nature. The Assets are in good operating order and repair, subject to ordinary wear and tear.

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(d)	Governmental Filings; No Violations. No notices, reports or other filings are required to be made by Seller, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller, from any governmental or regulatory authority, court, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

(e)	Litigation and Liabilities. There are no (i) civil, criminal or state or federal administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Seller or either Principal Shareholder, threatened against Seller or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any other facts or circumstances, in either such case, that are reasonably likely to result in any claims against or obligations or liabilities of Seller.

(f)	Compliance with Laws. The business of Seller has not been, and is not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, injunction, arbitration award, license or permit of any Governmental Entity (collectively, “Laws”). No investigation or review by any Governmental Entity with respect to Seller is pending or, to the actual knowledge of Seller, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Seller has not received any written notice of any noncompliance with any such Laws that has not been cured as of the date hereof. Seller has all permits, licenses, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, “Permits”), necessary to conduct the Business.

(g)	Taxes. Seller has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all tax returns required to be filed by it and all such filed tax returns are complete and accurate in all material respects and: (i) Seller has paid all taxes that are shown as due on such filed tax returns or that Seller is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on it; and (ii) as of the date hereof, there are no pending or, to the actual knowledge of Seller, threatened, any audits, examinations, investigations or other proceedings in respect of taxes or tax matters.

(h)	Insurance Policies. Seller has delivered to Buyer true and complete copies of all policies of fire, liability, product liability, workers’ compensation and other forms of insurance owned by or held by Seller. All such policies are in full force and effect, all premiums with respect thereto covering all periods to the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Seller has not made any material claims under such insurance policies.

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(i)	No Default. Seller is not in violation or breach of or in default under, and no conditions exist that, with the giving of notice or the lapse of time or both, would constitute a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound.

(j)	Contracts. Except as set forth on Schedule 2.01(j) hereto, there are no material contracts, notes, mortgages, indentures or leases which relate to or affect the Business or to which the Business is subject or bound.

(k)	Employees. Seller does not maintain and has not maintained within the five (5) year period prior to the date of this Agreement a profit sharing, pension, defined contribution or other employee benefit plan for its employees. To the knowledge of Seller and the Members, no employer of the Seller is or is now expected to be, in violation of any term of any employment contract, disclosure agreement or any restrictive covenant or common law obligation to a former employer relating to the right of any such employee to be employed by the Seller because of the nature of the business conducted by Seller or to the use of trade secrets or proprietary information of others.

(l)	Environmental Matters. Seller has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by Seller (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by any of the Sellers were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its subsidiaries; (iv) Seller is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Seller has not been associated with any release or threat of release of any Hazardous Substance; (vi) Seller has not received any notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (vii) Seller is not subject to any orders, decrees, injunctions or other arrangements with any governmental entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving any Seller that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

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As used herein, the term “Environmental Law” means any Law relating to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC §§9601 et seq. and 40 CFR §§302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC §§7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC §§6901 et seq., as amended, and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC §§1251 et seq., as amended, and regulations thereunder.

As used herein, the term “Hazardous Substance” means any asbestos containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any “hazardous substance”, “hazardous waste”, “pollutant”, “Toxic Pollutant”, “oil” or “contaminant” as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release, discharge or emission of which is regulated or governed by any Environmental Law.

(m)	Accounts Receivable. The Seller has delivered or caused to be delivered to the Buyer a complete and accurate aging of all accounts receivable of Seller as of July 31, 2013. All accounts receivable reflected on the books of the Seller have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of services or goods provided by the Seller net of any bad debt reserve reflected in the Seller’s financial statements and subject to discounts, claims and refunds in the ordinary course of business.

(n)	Books and Records; Financial Statements. The Seller has made available to the Buyer true and correct copies of the books and all corporate (including minute books) and financial records of the Seller, including, without limitation, the balance sheets of the Seller as of December 31, 2012 and June 30, 2013 and profit and loss statements of the Seller for the year ended December 31, 2012 and the six months ended June 30, 2012 (the ’“Financial Statements”). The Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles and present fairly and accurately, in all material respects, the financial position of the Seller and the results of its operations as of the respective dates and for the periods presented therein.

(o)	Vendors and Suppliers. Schedule 2.01(o) reflects all vendors, suppliers and independent contractors which the Seller purchased goods or services in excess of $5,000 during the year ended December 31, 2012. The Seller and the Principal Shareholders have no reason to believe and have not received any threat or notice that any one or more vendors, suppliers or independent contractors, who in the aggregate sold goods or services in excess of $5,000 to the Seller during the year ended December 31, 2012, intend to discontinue or reduce the delivery of any such goods or services or default under or terminate any agreement with the Seller, whether as a result of the transactions contemplated hereby or otherwise.

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(p)	Absence of Certain Changes. Since December 31, 2012, there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of Seller, except those changes that are not, individually or in the aggregate, reasonably likely to have a material adverse effect on it or (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a material adverse effect on Seller.

(q)	Ownership. The Principal Shareholders own all of the outstanding shares of capital stock of Seller.

(r)	Subsidiaries. Seller has no subsidiaries and does not own an interest in any partnership, limited liability company, joint venture or other entity.

(s)	Broker and Finders. Neither Seller nor any of its shareholders, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

(t)	Inventory. All inventories of raw materials, supplies, work in progress and finished goods of Seller are of good, usable and merchantable quality. In addition, (i) all such inventories are of such quality as to meet its quality control standards and any applicable governmental quality control standards, (ii) all such finished goods are saleable as current inventories at its current prices in the ordinary course of business, (iii) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and (iv) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years.

2.02	Buyer’s Representations. Buyer represents and warrants to Seller that:

(a)	Buyer’s Authority, Approval and Consents. Buyer hereby represents and warrants to Seller that it has all requisite power, capacity and authority to enter into this Agreement, consummate the transactions contemplated herein and perform its obligations contemplated herein. The Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not conflict with any agreement to which Buyer is a party.

(b)	No Consents Required. No consent of any other party is needed to enable Buyer to consummate the transactions contemplated under this Agreement.

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(c)	Sterling Consolidated Corp. Stock. The shares of Sterling Consolidated Corp. Common Stock comprising the Stock Payment shall, upon issuance to Buyer, be duly authorized, validly issued and non-assessable.

ARTICLE III.

COVENANTS

3.01	Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its best efforts at its own expense to take, or cause to be taken, proper or advisable action under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Buyer, as applicable, shall take all such appropriate action.

3.02	Trade Name. Within three (3) days following the Closing Date, Seller shall amend its Articles of Incorporation to change its name to a name acceptable to Buyer, and shall take all steps necessary on its part to terminate all rights and registrations with respect to the name “Superior Seals & Service, Inc.” and its derivates so that Buyer may register that name for its business in North Carolina.

3.03	Employment Agreement. Contemporaneous with the execution of this Agreement, Buyer and E. Tracy shall enter into an Employment Agreement in the form of Exhibit “A” hereto.

3.04	Non-Compete. Seller and each of the Principal Shareholders (each “Restricted Party”) agrees that for a period of five (5) years after the date of this Agreement, such Restricted Party shall not without the prior written consent of the Buyer, directly or indirectly, individually or as an owner, partner, shareholder, joint venture, corporate officer, director, employee, independent contractor, consultant, principal, agent, trustee or licensor, or in any similar capacity whatsoever, engage in the business of manufacturing, marketing, selling or distributing fluid sealing products anywhere in the United States.

3.05	Use of Sale Proceeds. Seller and Principal Shareholders agree that the Cash Payment shall be immediately used to satisfy all debts and liabilities (except the Assumed Liabilities) of Seller, including, without limitation, all bank debt, FCB Visa debt and PNC Visa debt.

ARTICLE IV.

CLOSING; CLOSING DELIVERIES

4.01	Buyer’s Deliveries. Upon the execution of this Agreement, Buyer shall deliver to Seller all of the following:

(a)	the Cash Payment in accordance with Section 1.02(a);

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(b)	the certificates representing the Stock Payment duly executed by Sterling Consolidated Corp. in accordance with Section 1.02(b);

(c)	the Employment Agreement duly executed by Buyer;

(d)	an Assignment and Assumption Agreement in the form of Exhibit “B” hereto (the “Assignment and Assumption Agreement”) duly executed by Buyer;

(e)	an Assignment and Assumption of Lease Agreement in the form of Exhibit “C” hereto (the “Lease Assignment and Assumption Agreement”) duly executed by Buyer;

(f)	without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transactions contemplated hereby.

4.02	Seller’s Deliveries. At the Closing, Seller and the Principal Shareholders shall deliver to Buyer all of the following:

(a)	a Bill of Sale substantially in the form attached hereto as Exhibit “D” duly executed by Seller;

(b)	the Employment Agreement duly executed by E. Tracy;

(c)	the Assignment and Assumption Agreement duly executed by Seller;

(d)	the Lease Assignment and Assumption Agreement duly executed by Seller;

(e)	such keys, locks and safe combinations and other similar items as Buyer shall require to obtain full control of the Purchased Assets and the Business Premises,

(f)	without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transactions contemplated hereby.

ARTICLE V.

INDEMNIFICATION

5.01	Indemnification. Seller and Principal Shareholders, jointly and severally, covenant and agree to defend, indemnify and hold harmless Buyer and its respective officers, directors, employees, shareholders, agents, advisers and representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (whether absolute, accrued, contingent or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”, and each individually, a “Loss”), resulting from or arising out of:

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(a)	any breach of any representation or warranty made by Seller and/or the Principal Shareholders herein.

(b)	any failure of Seller to perform any covenant or agreement hereunder;

(c)	any transaction, liability or obligation of Seller that occurs or arises out of actions or events occurring prior to or after the Closing, or any Loss resulting from, relating to or arising out of the operation of the Business prior to the Closing, or

(d)	Any liability or obligation arising out of Seller’s failure to pay any taxes owed by it.

5.02	Indemnification by Buyer. Buyer, covenants and agrees to defend, indemnify and hold harmless Seller, and Seller’s officers, directors and shareholders, from and against any and all Losses resulting from or arising out of (i) any breach of any representation or warranty made by Buyer herein; or (ii) any failure of Buyer to perform any covenant or agreement hereunder; (iii) the Assumed Liabilities; or (iv) any transaction, liability or obligation of Buyer that arises out of the conduct of the Business after the Closing.

ARTICLE VI.

MISCELLANEOUS

6.01	Survival. All representations and warranties contained in this Agreement shall survive for a period of two (2) years following the Closing. All covenants contained in this Agreement shall survive the Closing in perpetuity.

6.02	Expenses. Each of the Parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

6.03	Assignments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives and assigns.

6.04	Entire Agreement. This Agreement (including the Schedules hereto) embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supercedes all prior written or oral commitments, arrangements or understandings with respect thereto.

6.05	Modifications. Amendments and Waivers. At any time prior to the Closing, to the extent permitted by law, (i) Buyer and Seller may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof.

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6.06	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing same (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.07	Governing Law. This Agreement shall be governed by the laws of the State of New Jersey (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance. The Parties consent to the exclusive jurisdiction of the state or federal courts sitting in the State of New Jersey to resolve any disputes which may arise under this Agreement.

6.08	Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

6.09	Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, mailed by registered or certified mail, postage prepaid (return receipt requested), or overnight delivery service with proof of deliver, as follows:

If to Seller or a Principal Shareholder:

Edward Tracy

Superior Seals & Service, Inc.

313 Skeet Club Road

High Point, North Carolina 27265

with a copy (which shall not constitute notice) to Seller’s attorney:

Piedmont Triad Law

603-F Eastchester Drive

High Point, North Carolina 27262

Attention: Brett Moore

If to Buyer:

Sterling Seal & Supply, Inc.

1105 Green Gove Road

Neptune, New Jersey 07753

with a copy (which shall not constitute notice) to Buyer’s attorney:

Giordano, Halleran & Ciesla, P.C.

125 Half Mile Road, Suite 300

Red Bank, New Jersey 07701

Attention: Philip D. Forlenza

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or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; provided, however, that any notice or consummation changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STERLING SEAL & SUPPLY, INC.

By:	/s/ Darren DeRosa
Name:	Darren DeRosa
Title:	CEO

SUPERIOR SEALS & SERVICE, INC.

By:	/s/ Edward Tracy
Name:	Edward Tracy
Title:	President

PRINCIPAL SHAREHOLDERS

/s/ Edward Tracy
Edward Tracy

/s/ Sue D. Tracy
Sue D. Tracy

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EXHIBIT A

EMPLOYMENT AGREEMENT

See Attached

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

See Attached

EXHIBIT C

LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

See Attached

EXHIBIT D

BILL OF SALE

See Attached

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that on this 16 day of September, 2013, the undersigned, SUPERIOR SEALS & SERVICE, INC., a North Carolina corporation, (“Seller”), pursuant to the terms of that certain Asset Purchase Agreement, dated as of September 16, 2013 (the “Asset Purchase Agreement”), by and between Seller, Edward Tracy, Sue D. Tracy and STERLING SEAL & SUPPLY, INC., a New Jersey corporation (“Purchaser”), and in consideration for the purchase price set forth in the Asset Purchase Agreement and other good and valuable consideration all as more particularly set forth in the Asset Purchase Agreement, receipt whereof is hereby acknowledged, does hereby sell, assign, transfer, convey and deliver unto Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets (as such term is defined in Section 1.01 of the Asset Purchase Agreement).

TO HAVE AND TO HOLD the same unto the said Purchaser, its successors and assigns forever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by a duly authorized officer of Seller this 16 day of September, 2013.

SUPERIOR SEALS & SERVICE, INC.

By:	/s/ Edward Tracy
Name:	Edward Tracy
Title:	President